Exhibit 99.(J)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Reserve Short-Term Investment Trust:

We consent to the reference to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the statement of additional information and to the use of our report dated May 26, 2006 incorporated by reference.

KPMG LLP

New York, New York

July 27, 2006